Exhibit 10.1

EXECUTION VERSION

AGENCY AGREEMENT

This Agency Agreement (“Agreement”), effective upon the closing (the “Closing”) of the transactions contemplated by the APA (as defined below), is made as of September 12, 2016, by and among Aéropostale, Inc., a Delaware corporation (“Aéropostale”), and the other direct and indirect wholly-owned Subsidiaries of Aéropostale that are signatory hereto (together with Aéropostale, “Merchant”), a contractual joint venture composed of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (together, “Agent”), and Aero OpCo LLC (the “Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the APA.

Section 1.  Recitals.

WHEREAS, on May 4, 2016, Merchant filed a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York (such case, the “Bankruptcy Case” and such court, or other court of competent jurisdiction in which the Bankruptcy Case is filed, the “Bankruptcy Court”);

WHEREAS, simultaneously with the execution hereof, Buyer, Merchant, and certain other entities affiliated with Merchant entered into an Asset Purchase Agreement (the “APA”) pursuant to which Buyer will acquire certain assets of the Merchant and its subsidiaries, as set forth more particularly therein;

WHEREAS, currently, Merchant operates six hundred twenty-three retail stores (each a “Store” and collectively, the “Stores”); and

WHEREAS, Merchant and Buyer desire that the Agent act as Buyer’s and Merchant’s exclusive agent for the limited purposes of: (a) selling all of the Merchandise and Inventory subject to the Open Purchase Orders from (i) the Closing Stores (as defined below) by means of a “store closing”, “sale on everything”, “everything must go”, or similar sale, but expressly excluding “going out of business” and “total inventory liquidation” sales at the Closing Stores (“Closing Store Advertising”), (ii) the Continuing Stores (as defined below) through a “sale on everything,” “everything must go”, or similar sale, but expressly excluding “store closing,” and “total inventory liquidation” sales at the Continuing Stores absent the consent of each of Authentic Brands Group LLC, Simon Aero, LLC and GGP Aero NewCo, and expressly excluding “going out of business,” sales at the Continuing Stores, and provided that the Agent shall include “new Aeropostale store coming” or similar themed signage at the Continuing Stores (“Continuing Store Advertising”), and (iii) through the e-commerce websites (collectively, the “E-Commerce Sites”) in accordance with the terms of this Agreement; and (b) disposing of the Designated F&E at the Closing Stores only (the foregoing and as further described below, the “Sale”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent, Buyer, and Merchant hereby agree as follows:

Section 2.  Appointment of Agent/Approval Order.

(a)           Upon the Closing, effective as of September 2, 2016, Merchant and Buyer hereby appoint the Agent, and the Agent hereby agrees to serve, as Merchant’s and Buyer’s exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement.

(b)           Upon Closing, effective as of September 2, 2016, Agent shall be authorized to use (i) Closing Store Advertising with respect to Closing Stores and (ii) Continuing Store Advertising for Continuing Stores and the E-Commerce Sites, and the Approval Order shall provide that Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), other than all applicable laws, rules and regulations in respect of “going out of business”, "store closing" or similar-themed sales and permitting (collectively, the “Liquidation Sale Laws”), provided that the Sale is conducted in accordance with the terms of this Agreement, the Sale Guidelines and the Approval Order; and provided further that the Approval Order shall provide that so long as the Sale is conducted in accordance with the Sale Guidelines and the Approval Order and in a safe and professional manner, Agent shall be deemed to be in compliance with any Applicable General Laws.

(c)           Closing Stores.  As used in this Agreement, “Closing Stores” shall mean the Closing Stores under and as defined in the APA, as such Stores are from time to time designated as Closing Stores thereunder pursuant to the procedures set forth in the APA.  Each Store that is not a Closing Store shall be referred to as a “Continuing Store” and, collectively, the “Continuing Stores”.

Section 3.  Proceeds.

3.1           Intentionally Omitted.

3.2           Intentionally Omitted:

3.3           Proceeds; Control of Proceeds.

(a)           For purposes of this Agreement, “Proceeds” shall mean the aggregate of (i) the total amount (in dollars) of all sales of Merchandise made under this Agreement and all service and shipping revenue, in each case during the Sale Term and exclusive of Sales Taxes; and (ii) all proceeds of Merchant’s or Buyer’s insurance for loss or damage to Merchandise arising from events occurring during the Sale Term.  For purposes of this Agreement, “Other Proceeds” shall mean (i) the total amount (in dollars) of all sales of Designated F&E made under this Agreement; (ii) the total amount (in dollars) of all sales of Excluded Goods; (iii) the total amount (in dollars) of all sales of Inventory under the Open Purchase Orders; (iv) all proceeds of Merchant’s or Buyer’s insurance for loss or damage to Inventory under Open Purchase Orders arising from events occurring during the Sale Term; and (v) the total amount (in dollars) of all sales of Additional Agent Goods made under this Agreement.  Subject to the terms and conditions of that certain letter agreement between the Agent and Buyer (the “Letter Agreement”), the Merchant and Buyer hereby irrevocably agree that, as compensation for Agent’s services hereunder, Agent shall receive and retain for its sole and exclusive benefit all Proceeds and Other Proceeds.

(b)           Intentionally Omitted.

(c)           Upon Closing, all Proceeds and Other Proceeds shall be controlled by Agent in the manner provided for below.

(1)          Agent may (but shall not be required to) establish its own accounts (including without limitation credit card accounts and systems), dedicated solely for the deposit of the Proceeds and Other Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”), and Merchant or Buyer, as applicable, shall promptly, upon Agent’s reasonable request, execute and deliver all necessary documents to open and maintain the Agency Accounts (at Agent’s sole cost and expense, with any such costs and expenses constituting Expenses hereunder); provided, however, Agent shall have the right, in its sole and absolute discretion, to continue to use Merchant’s Designated Deposit Accounts (as defined below) as the Agency Accounts in which case Merchant’s Designated Deposit Accounts shall be deemed to be Agency Accounts.  Agent shall exercise sole signatory authority and control with respect to the Agency Accounts.  The Agency Accounts shall be dedicated solely to the deposit of Proceeds and Other Proceeds and other amounts contemplated by this Agreement and the distribution of amounts payable hereunder.  Upon request, Agent shall deliver to Merchant or Buyer copies of all bank statements and other information relating to such accounts.  Neither Merchant nor Buyer, as applicable, shall be responsible for, and Agent shall pay as an Expense hereunder, any bank fees and charges, including wire transfer charges, related to the Sale and the Agency Accounts, whether received during or after the Sale Term.  Upon Agent’s notice to Merchant and Buyer of Agent’s designation of the Agency Accounts (other than Merchant’s Designated Deposit Accounts), all Proceeds and Other Proceeds of the Sale (including processor receivables and credit card Proceeds and Other Proceeds) shall be deposited into the Agency Accounts.

(2)          Agent shall have the right to use Merchant’s or Buyer’s, as applicable, credit card facilities, including Merchant’s or Buyer’s credit card terminals and processor(s), credit card processor coding, Merchant’s or Buyer’s identification number(s) and existing bank accounts for credit card transactions relating solely to the Sale.  In the event that Agent elects to use Merchant’s or Buyer’s credit card facilities, Merchant or Buyer, as the case may be, shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures.  Without limiting the foregoing, Merchant or Buyer, as applicable, shall cooperate with Agent to download data from all credit card terminals each day during the Sale Term to effect settlement with Merchant’s or Buyer’s, as applicable, credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s or Buyer’s, as applicable, identification number(s).  At Agent’s request, Merchant or Buyer, as applicable, shall cooperate with Agent to establish Merchant’s or Buyer’s identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds and Other Proceeds for Agent’s account.  Neither Merchant nor Buyer, as applicable, shall be responsible for, and Agent shall pay as an Expense hereunder, any credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.  Agent shall not be responsible for, as an Expense or otherwise, any credit card fees, charges, or chargebacks that do not relate to the Sale, whether received prior to, during or after the Sale Term.

(3)          Unless and until Agent establishes its own Agency Accounts (other than Merchant’s Designated Deposit Accounts), all Proceeds, Other Proceeds, and other amounts contemplated by this Agreement (including processor receivables and credit card Proceeds and Other Proceeds), shall be collected by Merchant and/or Buyer, as applicable, and deposited on a daily basis into depository accounts designated by, and owned and in the name of, Merchant or Buyer, as the case may be, for the Stores, which accounts shall be designated solely for the deposit of Proceeds and Other Proceeds and other amounts contemplated by this Agreement (including processor receivables and credit card Proceeds and Other Proceeds), and the disbursement of amounts payable to or by Agent hereunder (the “Designated Deposit Accounts”).  The Designated Deposit Accounts shall be cash collateral accounts, with all cash, credit card payments, checks and similar items of payment, deposits and any other amounts in such accounts being Proceeds, Other Proceeds, or other amounts contemplated hereunder, and each of Merchant and Buyer, subject to the security interests liens of the DIP Lenders until the DIP Obligations (as defined in the DIP Order) are paid in full, hereby grants to Agent a first priority senior security interest in each Designated Deposit Account and all proceeds (including Proceeds and Other Proceeds) in such accounts from and after the Sale Commencement Date.  If requested by Agent, each account shall be subject to an agreement between and among the Agent and Merchant or Buyer (as applicable), and the subject bank, providing for, among other things, that such bank will comply with instructions originated by Agent directing the disposition of funds in such account without further consent of Merchant or Buyer, as applicable (a “Control Agreement”).  If, notwithstanding the provisions of this Section 3.3(c), Merchant or Buyer receives or otherwise has dominion over or control of any Proceeds, Other Proceeds, or other amounts due to Agent under this Agreement, Merchant or Buyer, as applicable, shall be deemed to hold such Proceeds, Other Proceeds, and other amounts “in trust” for Agent and shall not commingle Proceeds, Other Proceeds, or other amounts due to Agent with any of Merchant’s or Buyer’s other funds or deposit such Proceeds, Other Proceeds, or other amounts in any account except a Designated Deposit Account or as otherwise instructed by Agent.

(4)          On each Business Day, Merchant and/or Buyer, as applicable, shall promptly pay to Agent by wire funds transfer all funds in the Designated Deposit Accounts (including, without limitation, Proceeds (including from credit card sales), Other Proceeds, and all other amounts) deposited into the Designated Deposit Accounts for the prior day(s) without any offset or netting of Expenses or other amounts that may be due to Merchant or Buyer.  Agent shall notify Merchant and/or Buyer, as applicable, of any shortfall in such payment, in which case, Merchant (or Buyer, as the case may be) shall promptly pay to Agent funds in the amount of such shortfall.

(d)           Agent shall purchase all cash in the Stores on and as of the start of business on the Sale Commencement Date on a dollar for dollar basis, which shall be paid to the Buyer as soon as practicable after the cash can be counted.

3.4           Bulk Sales.  Agent shall be authorized to sell Merchandise and Inventory under Open Purchase Orders in bulk to one or more purchasers, in which case Merchant shall execute any such documents of transfer prepared by Agent at Agent’s sole cost and expense.

3.5           Open Purchase Orders.  Agent agrees to pay the vendors (or to reimburse Merchant, as the case may be) amounts due (less any discounts obtained by Agent or its Representatives) under the Open Purchase Orders for Inventory for which Merchant has taken receipt, with such payment made as and when such Open Purchase Orders become due and payable.

Section 4.  Expenses of the Sale.

4.1           Expenses.  Agent shall be unconditionally responsible for all “Expenses,” which expenses shall be paid by Agent in accordance with Section 4.2 below.  Agent hereby agrees to pre-fund (x) any payroll-related expenses consistent with Merchant’s customary payroll funding practices and timing and (y) an amount equal to Occupancy Expenses payable by Merchant or Buyer for the period from September 2, 2016 through September 30, 2016 by no later than September 16, 2016 and for the period from October 1, 2016 through October 31, 2016 by no later than September 28, 2016 ((i) and (ii), collectively, the “Prefunding Obligations”); provided, however, that to the extent the actual Expenses related to the Prefunding Obligations are less than the Prefunding Obligations, Agent shall be entitled to a dollar for dollar credit against other Expenses or entitled to a refund of such overfunding.  As used herein, “Expenses” shall mean the Store-level operating expenses of the Sale which arise during the Sale Term and are attributable to the Sale, limited to the following:

(a)           actual payroll (including overtime) with respect to all Retained Employees used in connection with conducting the Sale for actual days/hours worked at a Store during the Sale Term (including hours worked by those employees performing the Inventory Taking) as well as payroll (including overtime) for any temporary employees/labor engaged for the Sale;

(b)           any amounts payable by Merchant or Buyer for benefits for Retained Employees (including FICA, unemployment taxes, workers’ compensation and healthcare insurance, but excluding Excluded Payroll Benefits) for Retained Employees used in the Sale, in an amount not to exceed 13.1% of the base payroll for each Retained Employee in the Stores (the “Payroll Benefits Cap”);

(c)           (i) the actual Occupancy Expenses categorized on Exhibit 4.1(c) in all cases limited on a per Store, per category, and per diem basis not to exceed the respective categories and amounts shown on Exhibit 4.1(c), and (ii) the portion of the actual Occupancy Expenses in excess of the Occupancy Expense Cap payable by Agent pursuant to Section 4.1(4);

(d)           Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(e)           advertising and direct mailings relating to the Sale, Store interior and exterior signage and banners, and signwalkers, in each case relating to the Sale;

(f)            credit card fees, bank card fees, and chargebacks and credit/bank card discounts with respect to Merchandise and Inventory under Open Purchase Orders sold in the Sale;

(g)           bank service charges (for Store, corporate accounts, and Agency Accounts), check guarantee fees, wire transfer costs, and bad check expenses to the extent attributable to the Sale;

(h)           costs for additional Supplies at the Stores necessary to conduct the Sale as requested by Agent;

(i)            all fees and charges required to comply with applicable laws in connection with the Sale as agreed to by Agent;

(j)            Store cash theft and other store cash shortfalls in the registers;

(k)           all costs and expenses associated with Agent’s on-site supervision of the Stores, Merchant’s and Buyer’s distribution centers (the “Distribution Centers”), and corporate offices, including (but not limited to) any and all fees, wages, taxes, third party payroll costs and expenses, and deferred compensation of Agent’s field personnel, travel to, from or between the Stores, Distribution Centers, and corporate offices, and costs and expenses relating thereto (including reasonable and documented corporate travel to monitor and manage the Sale);

(l)            postage, courier and overnight mail charges requested by Agent to the extent relating to the Sale;

(m)          one hundred percent (100%) of cost of the Inventory Taker;

(n)           Agent’s actual cost of capital (including letter of credit fees) and insurance;

(o)           Agent’s costs and expenses associated with this Agreement, the APA, the Sale, or the transactions contemplated by this Agreement, including, but not limited to, legal fees and expenses incurred in connection with the review of data, preparation, negotiation, and execution of this Agreement and any ancillary documents, and the Sale, and further including all costs and expenses associated with Inventory under Open Purchase Orders and Additional Agent Goods included in the Sale, if any;

(p)           third party payroll processing expenses associated with the Sale;

(q)           costs of transfers initiated by Agent of Merchandise and Inventory under Open Purchase Orders between and among the Stores during the Sale Term, including delivery and freight costs, it being understood that Agent shall be responsible for coordinating such transfer of Merchandise and Inventory under Open Purchase Orders, subject, however, to the provisions of Section 8.1(e);

(r)            per unit processing and shipping costs for Merchandise and Inventory under Open Purchase Orders shipped from the Distribution Centers to the Stores in an amount not to exceed $0.22 per unit so shipped, it being understood that Agent shall be responsible for coordinating such transfer of such Merchandise and Inventory under Open Purchase Orders;

(s)           Merchant’s insurance premium obligations under Sections 12.1 and 12.2 of this Agreement for the period between the Sale Commencement Date and the Sale Termination Date equal to the per diem amount of $3,914.00 during the Sale Term;

(t)            actual costs and expenses attributable to the operation of the E-Commerce Sites, not to exceed amounts payable to GSI on account of operating the E-Commerce Sites as follows:  (1) shipping costs and expenses in an amount equal to twelve percent (12%) of the Cost Value of Merchandise sold through the E-Commerce Sites and shipped by GSI; plus (2) fees in an amount equal to twenty-two percent (22%) of gross sales (net of Sales Taxes) made through the E-Commerce Sites;

(u)           to the extent not included in CAM or otherwise included on Exhibit 4.1(c), cash register maintenance, routine repairs, trash and snow removal, housekeeping and cleaning expenses, local and long-distance telephone and internet/wifi expenses, security (including, without limitation, security systems, courier and guard service, building alarm service and alarm service maintenance); and

(v)           the actual costs and expenses of Agent providing such additional services as the Agent deems appropriate for the Sale.

Notwithstanding anything herein to the contrary, to the extent that any Expense category listed in Section 4.1 is also included on Exhibit 4.1(c), Exhibit 4.1(c) shall control and such Expenses shall not be double counted.   There will be no double counting or payment of Expenses to the extent that Expenses appear or are contained in more than one Expense category or are payable to Merchant and Buyer.

As used herein, the following terms have the following respective meanings:

(1)          “Central Service Expenses” means costs and expenses for Merchant’s or Buyer’s central administrative services necessary for the Sale, including, but not limited to, internal payroll processing, MIS services, cash and inventory reconciliation, data processing and reporting, email preparation and distribution, information technology and E-Commerce Site operations, updates, maintenance and other services related thereto, and accounting (collectively, “Central Services”).

(2)          “Excluded Payroll Benefits” means (i) the following benefits arising, accruing or attributable to the period prior to, during, or after the Sale Term:  (w) vacation days or vacation pay, (x) sick days or sick leave or any other form of paid time off, (y) maternity leave or other leaves of absence and (z) ERISA coverage and similar contributions and/or (ii) any other benefits in excess of the Payroll Benefits Cap, including, without limitation, any payments due under the WARN Act.

(3)          “Occupancy Expenses” means, with respect to the Stores, base rent, percentage rent, HVAC, utilities, common area maintenance (“CAM”), storage costs, real estate and use taxes, Merchant’s/Buyer’s association dues and expenses, utilities expenses, cash register maintenance, routine repairs, building maintenance, trash and snow removal, housekeeping and cleaning expenses, local and long-distance telephone and internet/wifi expenses, security (including, without limitation, security systems, courier and guard service, building alarm service and alarm service maintenance), and rental for furniture, fixtures and equipment.

(4)          Notwithstanding any other provision of this Agreement to the contrary, “Expenses” shall not include: (i) Excluded Payroll Benefits; (ii) Central Service Expenses (other than amounts payable relative to the E-Commerce Sites pursuant to Section 4.1(t) above), (iii) Occupancy Expenses or any occupancy-related expenses of any kind or nature in excess of the respective per Store, per diem occupancy-related categories and amounts expressly provided for as an Expense under Section 4.1(c) above to the extent actually incurred; (iv) any expenses of any kind relating to or arising from Merchant’s or Buyer’s home office or Distribution Centers, including (without limitation) the Distribution Center Expenses, (v) any item other than the Expenses specifically listed in Sections 4.1(a)-(v) (including, for the avoidance of doubt, any costs and expenses in excess of any monetary caps set forth in Sections 4.1(a)-(v)); and (vi) any other costs, expenses or liabilities payable by Merchant or Buyer (subject to the last sentence of this clause (4)) not provided for herein, all of which shall be paid solely by Merchant or Buyer (subject to the last sentence of this clause (4)), as applicable, promptly when due, subject to the provisions of the Bankruptcy Code, the APA, and the Approval Order.  For the avoidance of doubt, all costs, expenses and liabilities incurred in connection with the Sale and the transactions contemplated hereby (including those paid by Merchant) that do not constitute Expenses, including those expressly set forth in the immediately preceding sentence, shall be the responsibility of, and borne by, Buyer (or to the extent paid by Merchant, promptly reimbursed by Buyer); provided, however, that if the actual Occupancy Expenses for the Sale Term exceed the aggregate Occupancy Expenses set forth on Exhibit 4.1(c) calculated by (I) multiplying the aggregate per diem for each Store by the number of days beginning on the Sale Commencement Date and ending on the applicable Vacate Date for each such Store and (II) adding together the result of the equation in (I) for all Stores (such aggregate amount, “Occupancy Expense Cap”), the Agent shall be obligated to pay 50% of the amount by which the actual Occupancy Expenses exceed the Occupancy Expense Cap not to exceed $850,000 (and Buyer shall be obligated to pay the balance thereof).

4.2           Payment of Expenses.

Agent shall be responsible for the payment of all Expenses out of Proceeds (or from Agent’s own accounts if and to the extent there are insufficient Proceeds).  All Expenses incurred during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant or Buyer, as the case may be, or paid by Merchant or Buyer, as the case may be, and thereafter reimbursed by Agent as provided for herein, immediately following the Weekly Sale Reconciliation; provided, however, in the event that the actual amount of an Expense is unavailable on the date of the reconciliation (such as payroll), Merchant and Agent or Buyer and Agent, as the case may be, shall agree to an estimate of such amounts, which amounts will be reconciled once the actual amount of such Expense becomes available.  Agent, Buyer, and/or Merchant may review or audit the Expenses at any time.

4.3           Distribution Center Expenses

All Distribution Center Merchandise and certain Inventory under Open Purchase Orders (as agreed to by Agent and Buyer) shall be delivered from the Distribution Centers to the Stores in accordance with the Allocation Schedule and, solely as between Agent and Buyer, the Letter Agreement.  Notwithstanding the foregoing, all costs and expenses of operating the Distribution Centers, including, but not limited to, use and occupancy expenses, Distribution Center employee payroll and other obligations, and/or processing, transferring, consolidating, shipping, and/or delivering goods within or from the Distribution Centers (the “Distribution Center Expenses”), shall remain the sole obligation of Merchant for the period prior to Closing and Buyer after the Closing.

Section 5.  Excluded Goods.

5.1           Intentionally Omitted.

5.2           Intentionally Omitted.

5.3           Intentionally Omitted

5.4           Excluded Goods.  If requested at the beginning of the Sale Term, Agent shall accept goods not included as “Merchandise” or not included as Inventory under Open Purchase Orders under the APA for sale at prices and through sale channels established by Agent (such goods, “Excluded Goods”) and the compensation payable to Agent in connection therewith as well as the division and distribution of proceeds from the sale of Excluded Goods shall be addressed in the Letter Agreement; otherwise, Agent shall have no responsibility whatsoever for Excluded Goods and Merchant (if prior to the Closing) or Buyer (if following the Closing) shall remove them from the sales floor.  In no event shall Excluded Goods be shipped to the Stores absent Agent’s express written consent.  Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise or that are not Inventory under Open Purchase Orders.

Section 6.  Sale Term.

6.1           Term.  Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, the Sale shall commence on September 2, 2016 (the “Sale Commencement Date”).  Agent shall complete the Sale (i) at each Store no later than December 31, 2016 and (ii) at each Closing Store no later than November 30, 2016 (subject to Agent’s ability to negotiate with the applicable landlord an extension thereof a Closing Store by Closing Store basis, but in no event later than December 31, 2016) (each such date, the “Sale Termination Date”, and the period from the Sale Commencement Date to the applicable Sale Termination Date as to each such Store being the “Sale Term”).  Notwithstanding the foregoing, Agent may, in its discretion, terminate the Sale earlier on a store-by-store basis upon not less than five (5) days’ prior written notice (a “Vacate Notice”) to Merchant or Buyer, as applicable, (the “Vacate Date”), provided, that the Agent's obligations to pay all Expenses, including Occupancy Expenses, for each Store subject to a Vacate Notice shall continue until the applicable Vacate Date for such Store.

6.2           Vacating the Stores.  At the conclusion of the Sale at each Store, Agent agrees to leave each Store in “broom clean” condition, ordinary wear and tear excepted, except for (i) all FF&E located in the Continuing Stores shall be left in place for the benefit the Buyer and (ii) unsold items of Designated F&E and other assets or property of the Merchant or Buyer, as applicable, which may (upon notice to the Pre-Petition Term Agent ) be abandoned by Agent in place in a neat and orderly manner pursuant to Section 7 below.  Agent shall vacate each Store on or before the Sale Termination Date as provided for herein, at which time Agent shall surrender and deliver the Store premises, and Store keys, to Merchant or, in the case of the Continuing Stores, to the Buyer.  Agent’s obligations to pay all Expenses for the Stores shall continue until the applicable Vacate Date for each Store.

Section 7.  FF&E.

7.1           Designated F&E.  Agent shall sell all Furnishings and Equipment at the Closing Stores (collectively, “Designated F&E”) and shall be responsible for the costs and expenses incurred in connection with the disposition of the Designated F&E; provided, that the Agent shall not commence the sale of Designated F&E until October 31, 2016 (or such earlier date as Buyer and Agent may agree).  For the avoidance of doubt, the Agent shall not sell any Furnishings and Equipment at any Continuing Store unless otherwise directed by the Buyer.  If Buyer has an interest in acquiring Designated F&E from one or more Closing Stores after the sale thereof is commenced by Agent, Agent agrees to cease selling such Furnishings and Equipment if requested by Buyer.

7.2           Abandonment of Designated F&E.  Upon five days prior written notice to Merchant or Buyer, as applicable, and the Pre-Petition Term Agent, Agent shall be authorized to abandon any and all unsold Designated F&E in place without any cost or liability to any party.
Section 8.  Conduct of the Sale.

8.1           Rights of Agent.  In addition to any other rights granted to Agent elsewhere in this Agreement, Agent shall be permitted to conduct the Sale as follows:  (i) at the Closing Stores by means of Closing Store Advertising, (ii) at the Continuing Stores through Continuing Store Advertising, and (iii) through E-Commerce Sites through Continuing Store Advertising, in each case throughout the Sale Term without compliance with any Liquidation Sale Laws.  The Agent shall conduct the Sale in the name of and on behalf of the Merchant or Buyer, as applicable, in a commercially reasonable manner and in compliance with the terms of this Agreement and subject to the Approval Order.  Agent shall conduct the Sale in accordance with the sale guidelines attached hereto as Exhibit 8.1 (the “Sale Guidelines”).  In addition to any other rights granted to Agent hereunder in conducting the Sale the Agent, in the exercise of its reasonable discretion shall have the right, subject to the limitations set forth herein:

(a)           to establish Sale prices and discounts and Store hours;

(b)           except as otherwise expressly included as an Expense, to use without charge during the Sale Term all FF&E, computer hardware and software, existing Supplies, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes and safe and lock combinations required to gain access to and operate the Stores, and any other assets of the Merchant or Buyer, as applicable, located at the Stores (whether owned, leased, or licensed);

(c)           (i) to be provided by Merchant or Buyer, as applicable, (at no additional cost to Agent) with central office facilities, central administrative services and personnel to process and perform Central Services and provide other central office services reasonably necessary for the Sale; (ii) to use reasonably sized offices located at Merchant’s or Buyer’s, as applicable, central office facility to effect the Sale; and (iii) to use all Intellectual Property (but solely in connection with the Sale and pursuant to such reasonable restrictions requested by Merchant and/or Buyer in order for Merchant and/or Buyer to comply with its privacy policy and applicable laws governing the use and dissemination of confidential consumer personal data and the Letter Agreement);

(d)           to establish and implement advertising, signage and promotion programs consistent with this Agreement, including without limitation by means of media advertising, and similar interior and exterior signs and banners, and the use of sign walkers consistent with the provisions herein;

(e)           to transfer Merchandise and Inventory under Open Purchase Orders between and among the Stores at Agent's expense; provided, however, the Agent shall not transfer Merchandise between and among Stores so as to make the Merchandise unavailable for purposes of the Inventory Taking or otherwise take any action to prevent compliance by Buyer with Section 2.6 of the APA; and

(f)            subject to the provisions of Section 8.10 below, to include Additional Agent Goods as part of the Sale.

8.2           Terms of Sales to Customers; Final/As Is Sales.  All sales of Merchandise and Inventory under Open Purchase Orders will be “final sales” and “as is,” and appropriate signage and sales receipts will reflect the same.  Agent shall not warrant the Merchandise or Inventory under Open Purchase Orders in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers.  All sales will be made only for cash, nationally recognized bank debit and credit cards, or Gift Certificates.  Agent shall accept and honor Merchant’s or Buyer’s coupons during the Sale Term, including, but not limited to, Merchant’s or Buyer’s membership program as well as Merchant’s employee discount terms as are in effect immediately prior to the commencement of the Sale Term (collectively, “Discount Items”).  The Agent shall clearly mark all receipts for the Merchandise and Inventory under Open Purchase Orders sold at the Stores during the Sale Term so as to distinguish such Merchandise and Inventory under Open Purchase Orders from the goods sold prior to the Sale Commencement Date.  For Discount Items accepted during the Sale Term, the Buyer shall reimburse Agent in cash for all amounts related to such Discount Items during each Weekly Sale Reconciliation provided for in Section 8.7.

8.3           Sales Taxes.

(a)           During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise and Inventory under Open Purchase Orders, as indicated on Merchant’s and/or Buyer’s point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and Inventory under Open Purchase Orders and collected by Agent, on Merchant’s and Buyer’s behalf, at the time of sale.  All Sales Taxes shall be deposited into a segregated account designated by Merchant, Buyer,  and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”).  For the avoidance of doubt, Merchant will have payment authority on the Sales Tax Account from inception until Merchant no longer has any obligation with respect to the payment of Sales Taxes hereunder, and Buyer will have payment authority on the Sales Taxes Account after the Closing Date.  Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities with respect to Sales Taxes incurred prior to the Closing, and Merchant shall promptly pay all such Sales Taxes from the Sales Taxes Account.  Buyer shall prepare and file all applicable reports and documents required by the applicable taxing authorities with respect to Sales Taxes incurred after the Closing, and Buyer shall promptly pay all such Sales Taxes from the Sales Taxes Account.  Merchant and Buyer will be given access to the computation of gross receipts for verification of all such tax collections.  Provided that Agent performs its responsibilities in accordance with this Section 8.3, Agent shall have no further obligation to the Merchant, the Buyer, any taxing authority, or any other party, and Merchant and Buyer, as applicable, shall each indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by such party to promptly pay such Sales Taxes to the proper taxing authorities and/or the failure by such party to promptly file with such taxing authorities all reports and other documents required by applicable law to be filed with or delivered to such taxing authorities.  If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant and/or Buyer, as applicable, comply with their obligations hereunder, Agent shall indemnify and hold harmless Merchant and/or Buyer, as applicable, from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant and/or Buyer, as applicable, sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant and/or Buyer, as applicable, to file any requisite returns with such taxing authorities.

(b)           Without limiting the generality of Section 8.3(a) hereof, it is hereby agreed that, as Agent is conducting the Sale solely as agent for the Merchant and Buyer, various payments that this Agreement and the Letter Agreement contemplate that one party may make to the other party do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

8.4           Supplies.  Agent shall have the right to use, without charge, all existing supplies located at the Stores, Distribution Centers and corporate office(s), including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”).  In the event that additional Supplies are required in any of the Stores during the Sale, Merchant prior to Closing and Buyer from and after Closing agree to promptly provide the same to Agent at Merchant’s or Buyer’s, as applicable, cost therefor, if available, for which Agent shall promptly reimburse Buyer or Merchant, as applicable.

8.5           Returns of Merchandise.  During the first sixty (60) days of the Sale Term (the “Return Deadline”) Agent shall accept Returned Merchandise, provided that such return is in compliance with Merchant’s return policy in effect immediately prior to the Sale Commencement Date.  If such Returned Merchandise is first quality finished goods capable of being sold at normal retail price it shall be included in the Sale, but shall not be included for purposes of determining the Inventory Purchase Price Adjustment.   For refunds issued in respect of each item of Returned Merchandise that is first quality finished goods capable of being sold at normal retail price, Buyer shall promptly reimburse Agent in cash for the difference between (x) the refund Agent is required to issue to customers in respect of each such item of Returned Merchandise and (y) the Cost Value of each such item of Returned Merchandise.  For refunds issued in respect of each item of Returned Merchandise that is NOT first quality finished goods capable of being sold at normal retail price, but nonetheless capable of being resold, Buyer shall promptly reimburse Agent in cash the difference between (x) the refund Agent is required to issue to customers in respect of each such item of Returned Merchandise and (y) a Cost Value mutually agreed upon by Agent and Buyer for each such item of Returned Merchandise.  Buyer shall reimburse Agent on account of refunds issued by Agent in accordance with the previous two sentences during each Weekly Sale Reconciliation provided for in Section 8.7.  Except to the extent that Merchant and/or Buyer, as applicable, and Agent agree that Merchant’s and/or Buyer’s, as applicable, POS or other applicable systems can account for returns of goods, all returns must be noted and described in a mutually agreeable Returned Merchandise log on a weekly basis during the Sale.

8.6           Gift Certificates; Membership Program.

(a)           During the Sale Term, Agent shall accept Merchant’s gift certificates, gift cards, return credits, and similar merchandise credits issued by Merchant (collectively, the “Gift Certificates”). Agent shall not sell any Gift Certificates.  For Gift Certificates redeemed during the Sale Term, Buyer shall reimburse Agent in cash for redeemed Gift Certificates during the Weekly Sale Reconciliation provided for in Section 8.7.

(b)           During the Sale Term, customers may elect to take advantage of (i) discounts afforded customers in connection with Merchant’s or Buyer’s membership program benefits and/or Merchant’s or Buyer’s then valid coupons (collectively, “ Discounts”); or (ii) the then-prevailing Sale discounts being offered by Agent, but not both on a cumulative basis.

8.7           Sale Reconciliation.  On each Wednesday during the Sale Term, Agent, Buyer, and Merchant shall cooperate (in reasonable consultation with the DIP Agent and the Pre-Petition Term Agent) to reconcile Expenses of the Sale, Proceeds and Other Proceeds of the Sale, and reconcile such other Sale-related items as any party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures reasonably agreed upon by Buyer, Merchant and Agent (the “Weekly Sale Reconciliation”).  Within thirty (30) days after the end of the Sale Term, or as soon as practicable thereafter, Agent, Buyer, and Merchant shall (in reasonable consultation with the DIP Agent and the Pre-Petition Term Agent) complete a final reconciliation of the Sale (the “Final Reconciliation”), the written results of which shall be certified by representatives of each of the Merchant, Buyer, and Agent as a final settlement of accounts between the Merchant, Buyer and Agent.  Within five (5) days after the completion of the Final Reconciliation and execution of a settlement letter including an appropriate mutual release, all unpaid amounts pursuant to the Final Reconciliation shall be paid to and by the appropriate parties.  Once executed by Merchant, Buyer, and Agent, such settlement and Final Reconciliation shall be deemed approved without further order of the Bankruptcy Court (other than the Approval Order).  During the Sale Term, and thereafter until all of Merchant’s, Buyer’s and Agent’s obligations under this Agreement have been satisfied, Merchant, Buyer, and Agent shall have reasonable access to Merchant’s, Buyer’s and Agent’s records with respect to the Sale (including, but not limited to, Merchandise, Inventory under Open Purchase Orders, Expenses, and Proceeds and Other Proceeds) to review and audit such records.  During the Pre-Closing Period, the Agent and Merchant shall conduct the applicable Weekly Sale Reconciliations in accordance with this Section 8.7; provided, however, that no amounts shall be payable by or to Merchant or Agent on account of such Weekly Sale Reconciliations pending the Closing.  At Closing, (i) the Pre-Closing Proceeds Credit shall be applied against the Purchase Price as and to the extent provided for in the APA, and (ii) the Agent shall reimburse Merchant under this Agreement for Expenses due to Merchant on account of the Weekly Sale Reconciliations completed prior to the Closing (for the avoidance of doubt, without reducing such Expenses by the Pre-Closing Proceeds Credit).

8.8           Force Majeure.  If any casualty, act or threatened act of terrorism, or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any of the Stores for a period of five (5) consecutive days, the Merchandise located at such Store shall, in Agent’s reasonable discretion (after consultation with the Merchant and Buyer), be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent, Buyer, and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder.

8.9           Right to Monitor.  Merchant, Buyer and the DIP Agent and the Pre-Petition Term Agent shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business; provided that Merchant’s, Buyer’s and or the DIP Agent’s and Pre-Petition Term Agent’s presence does not unreasonably disrupt the conduct of the Sale.  Merchant and Buyer shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency.

8.10         Additional Agent Goods.

(a)           Agent shall have the right to supplement the Merchandise in the Sale with additional goods procured by Agent which are of like kind, and no lesser quality to the Merchandise and Inventory under Open Purchase Orders in the Sale (“Additional Agent Goods”).  The Additional Agent Goods shall be purchased by Agent as part the Sale at Agent’s sole expense (and such purchase price shall not constitute an Expense).  Sales of Additional Agent Goods shall be run through Merchant’s or Buyer’s cash register systems, provided however, Agent shall mark the Additional Agent Goods using either a “dummy” SKU or department number, or in such other manner so as to distinguish the sale of Additional Agent Goods from the sale of Merchandise and Inventory under Open Purchase Orders.  Agent and Buyer and/or Merchant, as applicable, shall also cooperate so as to ensure that the Additional Agent Goods are marked in such a way that a reasonable consumer could identify the Additional Agent Goods as non-Merchant/Buyer goods.  Additionally, Agent shall provide signage in the Stores notifying customers that the Additional Agent Goods have been included in the Sale.

(b)           Agent, Buyer, and Merchant intend that the transactions relating to the Additional Agent Goods are, and shall be construed as, a true consignment from Agent to Merchant or Buyer, as applicable, in all respects and not a consignment for security purposes.  At all times and for all purposes the Additional Agent Goods and their proceeds shall be the exclusive property of Agent, and no other person or entity shall have any claim against any of the Additional Agent Goods or their proceeds.  The Additional Agent Goods shall at all times remain subject to the exclusive control of Agent.

(c)           Merchant shall until the Closing, and Buyer shall until the Sale Termination Date, at Agent’s sole expense (and not as an Expense), insure the Additional Agent Goods and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers.  Agent shall be responsible for payment of any deductible under any such insurance in the event of any casualty affecting the Additional Agent Goods, which amount shall be deemed an Additional Agent Goods expense.

(d)           Merchant and Buyer acknowledge, and the Approval Order shall provide, that the Additional Agent Goods shall be consigned to Merchant and/or Buyer, as applicable, as a true consignment under Article 9 of the Code.  Agent is hereby granted a first priority security interest in and lien upon (i) the Additional Agent Goods and (ii) the Additional Agent Goods proceeds, which security interest shall be deemed perfected pursuant to the Approval Order without the requirement of filing UCC financing statements or providing notifications to any prior secured parties (provided that Agent is hereby authorized to deliver all required notices and file all necessary financing statements and amendments thereof under the applicable UCC identifying Agent’s interest in the Additional Agent Goods as consigned goods thereunder and the Merchant and Buyer as the consignee therefor, and Agent’s security interest in and lien upon such Additional Agent Goods and Additional Agent Goods proceeds).

8.11         Collective Bargaining Agreements; Leases.  Merchant hereby represents and warrants that Merchant is not and has not been within the prior twelve months a party to any collective bargaining agreement.  To the extent Buyer enters into any collective bargaining agreement Agent shall not be obligated to comply with Buyer’s collective bargaining agreements or leases/occupancy agreements; except as provided for in Sections 4.1(a) and 4.1(c) herein.

Section 9.  Employee Matters.

For purposes of this Section 9, all references to employees shall be deemed references to (i) employees of Merchant until such employees are terminated by Merchant to be hired by Buyer and (ii) employees of Buyer once hired.

9.1           Merchant’s Employees.  Agent may use all of Merchant’s or Buyer’s, as applicable, Store level employees in the conduct of the Sale to the extent Agent deems reasonably necessary for the Sale (each such employee, a “Retained Employee”), and Agent may select and schedule the number and type of Retained Employees.  Notwithstanding the foregoing, Merchant’s or Buyer’s, as applicable, employees shall at all times remain employees of the Merchant or Buyer, as applicable.  Agent’s selection and scheduling of Merchant’s or Buyer’s, as applicable, employees shall at all times comply with all applicable laws and regulations.  Merchant, Buyer and Agent agree that, except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s or Buyer’s, as applicable, obligations relating to any of Merchant’s or Buyer’s, as applicable, employees including, without limitation, Excluded Payroll Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any employment agreement, collective bargaining agreement, or be deemed a joint or successor employer with respect to such employees.  Neither Merchant nor Buyer, as applicable, shall, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any Store employees prior to the Sale Termination Date.  Other than in the ordinary course of business, Merchant shall not transfer any employee in anticipation of the Sale nor any Retained Employee during the Sale Term, in each case without Agent’s prior consent.

9.2           Termination of Employees.  Agent may in its discretion stop using any Retained Employee at any time during the Sale, subject to the conditions provided for herein.  In the event that Agent desires to cease using any Retained Employee, Agent shall notify Merchant or Buyer, as applicable, at least five (5) days prior thereto; provided, however, that, in the event that Agent determines to cease using an employee “for cause” (such as dishonesty, fraud or breach of employee duties), the five (5) day notice period shall not apply; provided, further, however, that Agent shall immediately notify Merchant or Buyer, as applicable, of the basis for such “cause.”  From and after the date of this Agreement and until the Sale Termination Date, neither Merchant nor Buyer, as applicable, shall transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent.  Notwithstanding the foregoing, Agent shall not have the right to terminate the actual employment of any employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee (and all decisions relating to the termination or non-termination of such employees shall at all times rest solely with Merchant or Buyer, as applicable).

9.3           Payroll Matters.  During the Sale Term, Merchant or Buyer, as applicable, shall process the payroll for all Retained Employees and any former employees and temporary labor engaged for the Sale.  Each Wednesday (or such other date as may be reasonably requested by Merchant or Buyer, as applicable, to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Agent shall transfer to Merchant’s or Buyer’s, as applicable, payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week, to the extent such amount constitutes Expenses hereunder.

9.4           Employee Retention Bonuses.  Agent may pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes, but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll for all Retained Employees, to such Retained Employees who do not voluntarily leave employment and are not terminated “for cause,” as Agent may determine in its discretion.  The amount of such Retention Bonuses shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s or Buyer’s (as applicable) payroll system.

Section 10.  Conditions Precedent and Subsequent.

(a)           The willingness of Agent to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by Agent:

(1)          All representations and warranties of the Merchant and Buyer hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and on the Sale Commencement Date.

(2)          No later than September 15, 2016 (or September 22, 2016 in the event that the proviso in Section 8.1(b)(ii) of the APA is applicable) or such later date as mutually agreed upon by the Merchant, Buyer, DIP Agent, Pre-Petition Term Agent, and the Agent  (such date, the “Approval Order Deadline”), the Bankruptcy Court shall have entered an order (the “Approval Order”) in a form reasonably satisfactory to Buyer, Merchant, Agent, Pre-Petition Term Agent, and DIP Agent that authorizes Buyer, Merchant, and Agent to enter into this Agreement and authorizes Merchant to conduct the Sale in accordance with the terms of this Agreement and provides, inter alia, that subject to the Closing and the repayment in full and in cash of all DIP Obligations owed to the DIP Lenders at Closing, (i) this Agreement is in the best interest of the Merchant, Merchant’s estates, creditors, and other parties in interest, (ii) this Agreement (and each of the transactions contemplated hereby) is approved in its entirety; (iii) Merchant, the Buyer, and Agent shall be authorized to continue to take any and all actions deemed necessary or desirable to implement this Agreement and each of the transactions contemplated hereby; (iv) upon payment of the Estimated Purchase Price, Agent shall be entitled to sell all Merchandise, Inventory under Open Purchase Orders and Designated F&E hereunder free and clear of all liens, claims or encumbrances thereon; (v) Agent shall have the right to use the Stores and all related Store services, furniture, fixtures, equipment and other assets of the Merchant or Buyer, as applicable, as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person, subject to compliance with the Sale Guidelines (as defined below) and Approval Order; (vi) Agent, as agent for Merchant and Buyer, is authorized to conduct, advertise, post signs, utilize signwalkers, and otherwise promote the Sale consistent with the Closing Store Advertising and Continuing Store Advertising, in accordance with the Sale Guidelines (as the same may be modified and approved by the Bankruptcy Court) and without further compliance with the Liquidation Sale Laws (as defined below), subject to compliance with the Sale Guidelines and Approval Order; (vii) Agent shall be granted a limited, non-exclusive license and right to use until the Sale Termination Date all Intellectual Property in connection with the Sale; (viii) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant, the Buyer, and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement; (ix) all utilities, landlords, creditors and other interested parties and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, or institute any action in any court (other than in the Bankruptcy Court) with respect to Merchandise, Inventory under Open Purchase Orders or the Designated F&E or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale; (x) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement; (xi) Agent shall not be liable for any claims against Merchant or Buyer other than as expressly provided for in this Agreement; (xii) subject to Agent having satisfied its payment obligations hereunder, any amounts owed by Merchant to Agent under this Agreement shall be granted the status of superpriority claims in Merchant’s Bankruptcy Case pursuant to section 364(c) of Title 11, United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) senior to all other superpriority claims; (xiii) Agent shall be granted a valid, binding, enforceable and perfected security interest for the obligations of Merchant as provided for in Section 16 hereof (without the necessity of filing financing statements to perfect the security interests); (xiv) the Bankruptcy Court finds that time is of the essence in effectuating this Agreement and proceeding with the Sale uninterrupted; (xv) the Bankruptcy Court finds that the Merchant’s decisions to (a) enter into this Agreement and (b) perform under and make payments required by this Agreement is a reasonable exercise of the Merchant’s sound business judgment consistent with its fiduciary duties and is in the best interests of the Merchant, its estate, its creditors, and other parties in interest; (xvi) the Bankruptcy Court finds that this Agreement was negotiated in good faith and at arms' length between the Merchant, Buyer, and Agent and that Agent is entitled to the protection of section 363(m) of the Bankruptcy Code; (xvii) the Bankruptcy Court finds that Agent's performance under this Agreement will be in good faith and for valid business purposes and uses, as a consequence of which Agent is entitled to the protection and benefits of sections 363(m) and 364(e) of the Bankruptcy Code; (xviii) this Agreement is approved pursuant to Bankruptcy Code section 363; and (xix) in the event any of the provisions of the Approval Order are modified, amended or vacated by a subsequent order of the Bankruptcy Court or any other court, Agent shall be entitled to the protections provided in Bankruptcy Code sections 363(m) and 364(e) and, no such appeal, modification, amendment or vacatur shall affect the validity and enforceability of the sale or the liens or priority authorized or created under this Agreement or the Approval Order.

(b)          The willingness of Merchant to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the Merchant:

(1)          All representations and warranties of Agent and Buyer hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and on the Sale Commencement Date.

Section 11. Representations, Warranties and Covenants.

11.1         Merchant’s Representations, Warranties and Covenants.  Merchant hereby represents, warrants and covenants in favor of Agent and Buyer as follows:

(a)           Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (except as may be a result of the commencement and/or pendency of the Bankruptcy Cases); (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including, prior to the Closing, all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified would not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b)           Subject to entry of the Approval Order, the Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder.  Subject to entry of the Approval Order, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale, except for any such consent the failure of which to be obtained would not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.  Subject to entry of the Approval Order, each of the Agency Documents has been duly executed and delivered by the Merchant and constitutes the legal, valid and binding obligation of the Merchant enforceable against it in accordance with its terms.

(c)           Merchant owns, and will own at all times prior to the Closing, good and marketable title to all of the Merchandise, Inventory under Open Purchase Orders and Designated F&E to be included in the Sale, free and clear of all Liens (other than Permitted Liens and Liens granted to the Agent hereunder).  Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise, Inventory under Open Purchase Orders or the Proceeds (or the Designated F&E or Other Proceeds) other than as provided herein (including the Permitted Liens).

(d)           The Sellers have maintained their pricing files (including the File) in the Ordinary Course of Business. All pricing files and records are accurate in all material respects as to the actual cost to the Sellers for purchasing the goods referred to therein and as to the selling price to the public for such goods without consideration of any point of sale discounts.  Merchant represents that (i) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (ii) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law with respect to the Merchandise, as such calculations have been identified to Merchant by its retained service provider.

(e)           Through the Sale Commencement Date, Merchant shall continue to ticket or mark all items of inventory received at the Stores in a manner consistent with similar Merchandise located at the Stores, and in accordance with Merchant’s ordinary course past practices and policies relative to pricing and marking inventory.  Since August 1, 2016, Merchant has not removed any POS promotions, sale stickers, or other markings indicating items are on sale or on clearance from the Merchandise prior to the Sale Commencement Date, and has not raised, and will not raise, prices of any Merchandise, in each case, in contemplation of the Sale.

(f)           Since August 1, 2016, Merchant has not, and through the Sale Commencement Date Merchant shall not, purchase for or transfer to or from the Stores any merchandise or goods outside the ordinary course; provided, however, that in no event shall Merchant transfer any goods into the Stores without Agent’s consent from and after the date hereof other than replenishing goods in the Stores in the ordinary course of business prior to the Sale Commencement Date or pursuant to the Allocation Schedule.

(g)           To Sellers’ Knowledge, all Merchandise is in compliance in all material respects with all applicable federal, state and local product safety laws, rules and standards.  Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

(h)           Subject to the provisions of the Approval Order, Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, the Stores, the assets currently located at the Stores, and the utilities and other services provided at the Stores.  Merchant shall, until the Closing, maintain in good working order, condition and repair all cash registers, heating systems, air conditioning systems, elevators, escalators and all other mechanical devices necessary for the conduct of the Sale at the Store.  Except as otherwise restricted by the Bankruptcy Code or as provided herein and absent a bona fide dispute, until the Closing, Merchant shall remain current on all expenses and payables necessary or appropriate for the conduct of the Sale (other than those relating to any period prior to the commencement of the Bankruptcy Cases).

(i)            Subject to approval by the Bankruptcy Court or the Approval Order, Merchant will continue to pay until the Closing (or such later date as Merchant and Buyer may agree and, effective such date, Buyer will continue to pay throughout the Sale Term) all self-insured or Merchant-funded employee benefit programs for Retained Employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

(j)            Since August 1, 2016, Merchant has not intentionally taken, and shall not until the Closing take, any actions with the intent of increasing the Expenses of the Sale, including without limitation increasing salaries or other amounts payable to employees, except to the extent an employee was due an annual raise in the ordinary course or in an effort to encourage one or more employees to remain in Merchant’s employ (such action not being taken with any intent to increase any expense in anticipation of the Sale).

(k)           Except as otherwise restricted by the Bankruptcy Code, in connection with any “store closing”, “inventory liquidation” or similar sales conducted by Merchant in connection with the Bankruptcy Cases or as provided herein and absent a bona fide dispute, since August 1, 2016, through the Sale Commencement Date Merchant covenants to continue to operate through the Sale Commencement Date, the Stores in all material respects in the ordinary course of business including without limitation by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business; (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public outside of the Merchant’s ordinary course of business; (iii) except as may occur in the ordinary course of business, not returning inventory to vendors and not transferring inventory or supplies out of or to the Stores; (iv) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores; and (v) replenishing the Stores in the ordinary course of business.

(l)            To Sellers’ Knowledge, Merchant has not since August 1, 2016 shipped any Excluded Defective Merchandise from the Distribution Centers to the Stores.  Merchant will not knowingly ship any Excluded Defective Merchandise from the date of this Agreement from the Distribution Centers to the Stores.

(m)          Other than filing the Bankruptcy Case, as of the date of this Agreement, no action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Sellers’ Knowledge, is threatened against or affects Merchant, which questions the validity of this Agreement, or that, if adversely determined, would have a material adverse effect on the ability of Merchant to perform its obligations under this Agreement.

(n)           Merchant shall not, from or after September 6, 2016, offer any promotions or discounts at the Stores, E-Commerce Sites, any other retail store location, or any other retail sales channel, except in the ordinary course of business or in connection with any “store closing,”  liquidation or similar sales commenced prior to the Sale Commencement Date.

11.2         Agent’s Representations, Warranties and Covenants.  Agent hereby represents, warrants and covenants in favor of Merchant and Buyer as follows:

(a)           Each entity comprising Agent: (i) is a limited liability company duly and validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Agent to execute and deliver this Agreement and perform fully its obligations hereunder.

(b)           Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for, Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor, other than as provided herein.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)           No action, arbitration, suit, notice or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved or, to Agent’s Knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement or which, if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d)          The Sale shall be conducted in compliance with all applicable state and local laws, rules and regulations and Merchant’s leases and other agreements, except as otherwise provided for in the Sale Guidelines and Approval Order.

(e)           Absent prior consent by the Merchant, Agent will not cause any non-emergency repairs or maintenance (emergency repairs are repairs necessary to preserve the security of a Store premise or to ensure customer safety) to be conducted at the Stores.

(f)           To the best of Agent's Knowledge, all Additional Agent Goods are in compliance with all applicable federal, state or local product safety laws, rules and standards.  All Additional Agent Goods shall be of like kind and no lesser quality to the Merchandise or Inventory under Open Purchase Orders located in the Stores.

11.3         Buyer’s Representations, Warranties, and Covenants.  Buyer hereby represents, warrants and covenants in favor of Merchant and Agent as follows:

(a)           Buyer:  (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization; and (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby.

(b)           Buyer has the right, power, and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Buyer has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Buyer for Buyer to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by Buyer and, constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No court order or decree of any federal, provincial, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Buyer’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor other than as provided herein.  No contract or other agreement to which Buyer is a party or by which Buyer is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)           No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against Buyer, or has been settled or resolved, or to Buyer’s Knowledge, has been threatened against or affects Buyer, which questions the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Buyer’s ability to perform its obligations under this Agreement.

Section 12. Insurance.

12.1         Merchant’s Liability Insurance.  Subject to (a) Agent’s obligations to reimburse Merchant under Section 4.1(s) of this Agreement and (b) Buyer’s obligations to reimburse Sellers under Section 4.1(4) of this Agreement and Section 6.6 of the APA, Merchant and Buyer shall each continue at its respective cost and expense until the Sale Termination Date, in each case, in such amounts as it currently has in effect (or in the case of Buyer, in effect as of the Closing Date), all of its respective liability insurance policies, including, but not limited to, commercial general liability, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with, Merchant’s or Buyer’s, as applicable, operation of the Stores and E-Commerce Sites, in each case, in effect on the date hereof (collectively, the “Liability Insurance Policies”); and Merchant and Buyer, as applicable, shall cause Agent to be named as an additional named insured (as its interest may appear) with respect to all such policies.  Merchant and Buyer, as applicable, shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change during the Sale Term.  In the event of a claim under any such policies, Buyer  shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the willful misconduct or grossly negligent acts or omissions of Agent, or Agent’s employees, independent contractors or agents.  Neither Merchant nor Buyer, as applicable, shall make any change in the amount of any deductibles or self-insurance amounts prior to Sale Termination Date without Agent’s prior written consent.  Buyer’s obligations under this Section 12.1 may be satisfied through the insurance coverage provided by Sellers pursuant to Section 6.6 of the APA.

12.2         Merchant’s Casualty Insurance.  Subject to (a) Agent’s obligations to reimburse Merchant under Section 4.1(s) of this Agreement and (b) Buyer’s obligations to reimburse Sellers under Section 4.1(s) of this Agreement and Section 6.6 of the APA, Merchant and Buyer shall continue until the Sale Termination Date fire, flood, theft and extended coverage casualty insurance, in each case, in effect on the date hereof (collectively, the “Casualty Insurance Policies”) covering the Merchandise and Inventory under Open Purchase Orders in a total amount equal to no less than the Cost Value thereof.  From and after the date of this Agreement until the Closing and the Sale Termination Date, as applicable, all such policies will also name Agent as loss payee (as its interest may appear).  In the event of a loss to the Merchandise or Inventory under Open Purchase Orders on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise shall constitute Proceeds hereunder, and the proceeds of such insurance attributable to the Inventory under Open Purchase Orders shall constitute Other Proceeds.  Merchant or Buyer, as applicable, shall deliver to Agent certificates evidencing such insurance, setting forth the duration thereof and naming the Agent as loss payee, in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to the Agent of cancellation, non-renewal or material change during the Sale Term.  Neither Merchant nor Buyer shall make any change in the amount of any deductibles or self-insurance amounts prior to the Closing or the Sale Termination Date, as applicable, without Agent’s prior written consent.  Buyer’s obligations under this Section 12.2 may be satisfied through the insurance coverage provided by the Sellers pursuant to Section 6.6 of the APA.

12.3         Agent’s Insurance.  Agent shall maintain at Agent’s cost as an Expense hereunder throughout the Sale Term, in such amounts as it currently has in effect, commercial general liability policies covering injuries to persons and property in or in connection with Agent’s agency at the Store, and shall cause Merchant or Buyer, as applicable, to be named as an additional insured with respect to such policies.  Agent shall deliver to Merchant or Buyer, as applicable, certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant or Buyer, as applicable, as an additional insured, in form and substance reasonably satisfactory to Merchant or Buyer, as applicable.  In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the willful misconduct or grossly negligent acts or omissions of Merchant or Buyer or Merchant’s or Buyer’s employees, as applicable, independent contractors or agents (other than Agent or Agent’s employees, agents or independent contractors).  Agent shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Merchant’s or Buyer’s, as applicable, prior written consent.

12.4         Worker’s Compensation Insurance.  Merchant shall continue until the Benefits TSA Expiration Date and, thereafter, Buyer shall maintain, in full force and effect workers’ compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.  For the avoidance of doubt, all cost, expenses and liabilities incurred in connection with such continuation and maintenance of workers’ compensation insurance shall be the responsibility of, and borne by, Buyer (or to the extent paid by Merchant, promptly reimbursed by Buyer), pursuant to Section 4.1(4).

Section 13. Indemnification.

13.1         Merchant’s and Buyer’s Indemnification.  Merchant and Buyer shall, severally as to themselves only,  indemnify and hold Agent and its officers, directors, employees, agents, representatives, and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, causes of action, demands, penalties, losses, liability, damage, or other obligations, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to: (i) Merchant’s or Buyer’s, as applicable, material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in this Agreement; (ii) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant (for which Merchant shall have the indemnity obligations hereunder) or Buyer (for which Buyer shall have the indemnity obligations hereunder), to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof; (iii) any failure of Merchant or Buyer, as applicable, to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term; (iv) any consumer warranty or products liability claims relating to Merchandise or Inventory under Open Purchase Orders (in the case of Merchant, with respect to any such claims that arose prior to the Closing); (v) any liability or other claims asserted by customers, any of Merchant’s or Buyers, as applicable, employees, or any other person against any Agent Indemnified Party (including, without limitation ), claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act); (vi) any harassment or any other unlawful, tortious, or otherwise actionable treatment of any customers, employees or agents of Agent by Merchant or Buyer, as applicable, or any of their respective representatives (other than Agent); (vi) any failure of Merchant or Buyer to pay to any Occupancy Expenses or Central Service Expenses during the Sale Term; and (vii) the gross negligence (including omissions) or willful misconduct of the Merchant or Buyer, as applicable, or their respective officers, directors, employees, agents (other than Agent) or representatives.

13.2         Agent Indemnification.  Agent shall indemnify and hold the Merchant and Buyer and their officers, directors, employees, agents and representatives harmless from and against all claims, causes of action, demands, penalties, losses, liability, damage, or other obligations, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in this Agreement; (ii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; (iii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any customers, employees or agents of the Merchant or Buyer, as applicable, by Agent or any of its representatives; (iv) any consumer warranty or products liability claims relating to Additional Agent Goods; (v) as set forth in Section 8.3 above; and (vi) the gross negligence (including omissions) or willful misconduct of Agent, its officers, directors, employees, agents or representatives.

Section 14. Defaults.  The following shall constitute “Events of Default” hereunder:

(a)           Merchant, Buyer or Agent shall fail to perform any material obligation hereunder if such failure remains uncured ten (10) days after receipt of written notice thereof;

(b)          Any representation or warranty made by Merchant, Buyer or Agent proves untrue in any material respect as of the date made and, to the extent curable, continues uncured ten (10) days after written notice to the defaulting party;

(c)           The entry of an order converting the Merchant’s bankruptcy case to a case under another chapter of the Bankruptcy Code (other than chapter 11) or the entry of an order appointing a chapter 11 trustee; or

(d)           The Sale is terminated prior to the Sale Termination Date or materially interrupted or impaired for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

Upon an Event of Default, the non-defaulting party (in the case of (a) or (b) above), or Agent (in the case of (c) above) may in its discretion elect to terminate this Agreement, and any party’s damages or entitlement to equitable relief on account of an Event of Default shall (in addition to the right to terminate as provided above) be determined by a court of competent jurisdiction.

Section 15. Agent’s Security Interest.

(a)          Subject to entry of the Approval Order and payment of the Estimated Purchase Price at Closing (and the repayment in full at Closing from the Estimated Purchase Price of all DIP Obligations owed the DIP Lenders), each of Merchant and Buyer hereby grants to Agent first priority, senior security interests in and liens upon: (i) the Merchandise; (ii) the Additional Agent Goods; (iii) all Proceeds (including, without limitation, processor receivables and credit card Proceeds); (iv) the Designated F&E; (v) Inventory under Open Purchase Orders; (vi) Other Proceeds; and (vii) all “proceeds” (within the meaning of Section 9-102(a)(64) of the Code) of each of the foregoing (all of which are collectively referred to herein as the “Agent Collateral”).  Upon entry of the Approval Order, but subject to the Closing and to the preceding sentence, the security interests and liens granted to the Agent hereunder shall be deemed properly perfected without the necessity of filing UCC-1 financing statements or any other documentation.

(b)          Subject to entry of the Approval Order and payment of the Estimated Purchase Price at Closing (and the repayment in full at Closing from the Estimated Purchase Price of all DIP Obligations owed the DIP Lenders), neither Merchant nor Buyer shall sell, grant, assign or transfer any security interest in, or permit to exist any lien or encumbrance on, any of the Agent Collateral other than in favor of the Agent.

(c)           In the event of an occurrence of an Event of Default other than by Agent, in any jurisdiction where the enforcement of its rights hereunder is sought, the Agent shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Code.

(d)          “Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York.

Section 16. Intentionally Omitted.

Section 17. Miscellaneous.

17.1         Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing and sent by email, by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows:

If to the Agent:	HILCO MERCHANT RESOURCES, LLC
5 Revere Drive, Suite 206
Northbrook, IL 60062
Attention: Ian S. Fredericks
Tel: (847) 418-2075
Fax: (847) 897-0859
Email: ifredericks@hilcotrading.com

GORDON BROTHERS RETAIL PARTNERS, LLC
Prudential Tower
800 Boylston Street
Boston, MA 02119
Attn: Michael Chartock
Tel: 617.210.7116
Email: mchartock@gordonbrothers.com

With a copy (which shall not constitute notice to Agent) to:

Paul Hastings LLP
71 South Wacker Drive, Suite 4500
Chicago, Illinois 60606
Attn: Chris Dickerson
Tel: (312) 499-6045
Email: chrisdickerson@paulhastings.com

If to Merchant:	Aéropostale, Inc.
112 West 34th Street
22nd Floor
New York, NY 10120
Attention: Marc Schuback
E-mail: mschuback@aeropostale.com

With a copy (which shall not constitute notice to Sellers) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello , Ray C. Schrock, P.C., and Gavin Westerman
Facsimile: (212) 310-8007
E-mail: michael.aiello@weil.com;
ray.schrock@weil.com; gavin.westerman@weil.com

If to Buyer:	Authentic Brands Group
1411 Broadway
New York, New York 10001
Attention: Jay Dubiner
General Counsel
Phone: (212) 760-2418
E-mail: jdubiner@abg-nyc.com

Simon Aero, LLC
c/o Simon Property Group
225 West Washington Street
Indianapolis, Indiana 46204
Attention: Stanley Shashoua
Steven Fivel
E-Mail: SShashoua@simon.com
SFivel@simon.com
GGP-Aero, LLC
c/o General Growth Properties
110 N. Wacker Dr.
Chicago, IL 60606
Attention: Shobi Kahn, Marvin Levine
shobi.kahn@generalgrowth.com
marvin.levine@generalgrowth.com

With a copy (which shall not constitute notice to Buyer) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: John K. Lyons
Ann Lawrence
E-mail: John.Lyons@dlapiper.com
Ann.Lawrence@dlapiper.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian Hermann
Edward T. Ackerman
E-mail: bhermann@paulweiss.com
eackerman@paulweiss.com

Kelley Drye & Warren LLP
101 Park Avenue, 27th Floor
New York, NY 10178
Attention: Robert L. LeHane
Email: rlehane@kelleydrye.com

17.2         Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to any conflict of laws provisions thereof, except where governed by the Bankruptcy Code.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the Bankruptcy Court, in any action or proceeding arising out of or relating to this Agreement.

17.3         Amendments; Third Party Rights.  This Agreement may not be modified except in a written instrument executed by each of the parties hereto; provided, however, that, (a) until the DIP Agent has received payment in full of all DIP Obligations, the DIP Agent’s and Pre-Petition Term Agent’s consent shall be required to amend provisions of this Agreement pertaining to either or both of the DIP Agent or Pre-Petition Term Agent (b) upon payment in full of the DIP Obligations, the Pre-Petition Term Agent’s consent shall be required to amend provisions of this Agreement if such amendment would adversely affect the rights or interests of the Pre-Petition Term Loan Agent for the duration of the Sale Term.  Additionally, the DIP Agent, DIP Lenders, the Pre-Petition Term Agent, and the Pre-Petition Term Loan Lenders shall be third party beneficiaries with respect to those provisions of this Agreement that expressly reference them.

17.4         No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

17.5         Currency.  All reference to dollars in this Agreement and all schedules, exhibits, and ancillary documents related to this Agreement shall refer to US dollars.

17.6         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent, Buyer and Merchant and their respective successors and permitted assigns, including, but not limited to, any chapter 11 or chapter 7 trustee; provided, however, that this Agreement may not be assigned by Merchant, Buyer, or Agent to any party without the prior written consent of the other.

17.7         Execution in Counterparts.  This Agreement may be executed in one or more counterparts.  Each such counterpart shall be deemed an original but all such counterparts together shall constitute one and the same agreement.  This Agreement, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic transmission in which the actual signature is evident, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re-execute original forms hereof and deliver them to all other parties.  No party hereto shall raise the use of a facsimile machine, electronic mail, or other electronic transmission in which the actual signature is evident to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, electronic mail or other electronic transmission in which the actual signature is evident as a defense to the formation of a contract and each party forever waives such defense.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought.

17.8         Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

17.9         Wiring of Funds.  All amounts required to be paid by Merchant, Agent or Buyer under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Merchant, Agent or Buyer, as applicable, no later as 2:00 p.m. (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Merchant, Agent or Buyer, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due.  In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

17.10       Nature of Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent, any right, remedy, power, privilege or adjustment hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, privilege, or adjustment hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege, or adjustment.

17.11       Effectiveness.  For the avoidance, unless otherwise agreed to by the Merchant, Buyer, and Agent in writing, this Agreement shall only become effective upon the Closing.

17.12       APA Obligations.  Agent hereby covenants and agrees to comply with the provisions of the APA applicable to Agent, including, without limitation, to comply with its obligations under Section 2.3(b), Section 2.6, Section 2.7(b)(iii), Section 2.8(d) and Section 9.11 of the APA and clause (q) of the definition of “Excluded Liabilities” in the APA.

17.13       Entire Agreement.  This Agreement and the APA contain the entire agreement between the Merchant and Agent, and this Agreement, the APA, the Letter Agreement, and such other written agreements executed between the Buyer and Agent contain the entire agreement between the Buyer and Agent with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.  In the event of any ambiguity, conflict or inconsistency between the terms of this Agreement and the terms of the APA, the applicable terms of the Agency Agreement will govern and control in all respects, except that in the event of any ambiguity, conflict or inconsistency between the terms of this Agreement and Section 2.3(b), Section 2.6, Section 2.7(b)(iii), Section 2.8(d) or Section 9.11 of the APA or clause (q) of the definition of “Excluded Liabilities” in the APA, the applicable provisions of the APA will govern and control in all respects.

IN WITNESS WHEREOF, the Agent, Merchant and Buyer hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

AGENT:

HILCO MERCHANT RESOURCES, LLC

By:	/s/ Ian S. Fredericks
	Name:	Ian S. Fredericks
	Title:	SVP & CLO

GORDON BROTHERS RETAIL PARTNERS, LLC

By:	/s/ Richard Edwards
	Name:	Richard Edwards
	Title:	Co-President - Retail

[Signature Page to Agency Agreement]

MERCHANT:

AÉROPOSTALE, INC.
AÉROPOSTALE WEST, INC.
AEROPOSTALE PROCUREMENT COMPANY, INC.
JIMMY’Z SURF CO., LLC
AEROPOSTALE HOLDINGS, INC.
AERO GC MANAGEMENT LLC
AEROPOSTALE PUERTO RICO, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:	/s/ David Dick
	Name:	David Dick
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Agency Agreement]

BUYER:

AERO OPCO LLC

By:	/s/ Stanley Shashoua
	Name:	Stanley Shashoua
	Title:	Authorized Signatory

[Signature Page to Agency Agreement]